UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 18, 2004

GREAT SOUTHERN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-18082	43-1524856

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1451 E. Battlefield, Springfield, Missouri	65804

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (417) 887-4400

N/A

(Former name or former address, if changed since last report)
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Item 5. Other Events and Regulation FD Disclosure

          On May 18, 2004, Great Southern Bancorp, Inc., a Delaware corporation (the "Company"), changed its state of incorporation from Delaware to Maryland. The change in the Company's state of incorporation was approved by its stockholders at its Annual Meeting of Stockholders held on May 4, 2004.

          The reincorporation in the State of Maryland was accomplished by the merger of the Company with and into its wholly-owned subsidiary, Great Southern Bancorp, Inc., a Maryland corporation ("Great Southern Maryland"), which was the surviving corporation in the merger. Prior to the merger, Great Southern Maryland had no assets or liabilities other than nominal assets or liabilities. The reincorporation will not result in any change in the name, business, management, location of the principal executive offices, assets, liabilities or stockholders' equity of the Company.

          Stockholders will not be required to undertake a mandatory exchange of the Company's shares. Certificates for shares of the Company's common stock automatically represent an equal number of shares of the common stock of Great Southern Maryland.

          Great Southern Maryland's common stock is deemed registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, by operation of Rule 12g-3 thereunder. Great Southern Maryland's common stock is listed on The Nasdaq Stock Market under the symbol "GSBC," which was the symbol for the Company's common stock. In addition, the guarantee of the Company with respect to the 9.00% Cumulative Trust Preferred Securities of Great Southern Capital Trust I (the "Trust Preferred Securities") is also deemed registered under Section 12(g) of the Exchange Act by operation of Rule 12g-3 thereunder. The Trust Preferred Securities are listed on The Nasdaq Stock Market under the symbol GSBCP.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.
Date: May 19, 2004	By:	/s/ Joseph W. Turner Joseph W. Turner President and Chief Executive Officer